Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TCF FINANCIAL CORPORATION

(INCORPORATED APRIL 28, 1987)

Pursuant to Sections 242 and 245 of the

General Corporation Law of Delaware

(As amended through April 23, 2008)

                                                             The date of filing of its original Certificate of Incorporation with the Secretary of State was April 28, 1987 with Restated Certificates of Incorporation filed on June 29, 1987, August 11, 1987 and May 7, 1998.  This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of TCF Financial Corporation and approved by the stockholders pursuant to Sections 242 and 245 of the General Corporation Law of Delaware (the “Delaware Corporation Law”). This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation’s certificate of incorporation as heretofore amended or supplemented.

TCF Financial Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

ARTICLE 1.                                                          CORPORATE TITLE

                                                             The name of the Corporation is TCF Financial Corporation.

ARTICLE 2.                                                          ADDRESS

                                                             The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3.                                                          PURPOSE

                                                             The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware Corporation Law.

ARTICLE 4.                                CAPITAL STOCK

                                                             A.                                                AUTHORIZED SHARES

                                                             The total number of shares of all classes of stock which the Corporation shall have the authority to issue is three hundred ten million (310,000,000) shares, $.01 par value, divided into two classes of which two hundred eighty million (280,000,000) shares shall be Common Stock (hereinafter the “Common Stock”) and thirty million (30,000,000) shares shall be Preferred Stock (hereinafter the “Preferred Stock”). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote without a separate vote of the holders of Preferred Stock as a class.

                                                             B.                                                  COMMON STOCK

                                                             Subject to the rights of the holders of shares of any series of the Preferred Stock, and except as may be expressly provided with respect to the Preferred Stock or any series thereof herein or in a resolution of the Board of Directors establishing such series or by law:

                                                                                                                          (1)                                               the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of the Corporation’s capital stock.

                                                                                                                          (2)                                               Each share of Common stock shall be entitled to one vote for the election of directors and on all other matters requiring stockholder action.

                                                             C.                                                  PREFERRED STOCK

                                                             The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

                                                                                                                          (1)                                               The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited (including, without limitation, more than one vote, less than one vote or one vote per share and the ability to vote separately as a class or together with all or some of the other classes or series of capital stock on all or certain of the matters to be voted on by the stockholders of the Corporation), or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, including, but not limited to, the following:

                                                                                                                                                                                       (a)                                               the designation and number of shares constituting such series;

                                                                                                                                                                                       (b)                                              the dividend rate or rates of such series, if any, or the manner of determining such rate or rates, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock and whether such dividends shall be cumulative or non-cumulative, and, if cumulative, from which date or dates;

                                                                                                                                                                                       (c)                                               whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

                                                                                                                                                                                       (d)                                              the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

                                                                                                                                                                                       (e)                                               whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the time, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

                                                                                                                                                                                       (f)                                                 the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise, and if so entitled, the number of votes to which such holder is entitled, with respect to the election of directors or otherwise;

                                                                                                                                                                                       (g)                                              the restrictions, if any, on the issue or reissue of any additional series of Preferred Stock; and

                                                                                                                                                                                       (h)                                              the rights, if any, of the holders of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up.

                                                                                                                          (2)                                               Subject to any limitations or restrictions stated in the resolution or resolutions of the Board of Directors originally fixing the number of shares constituting a series, the Board of Directors may by resolution or resolutions likewise adopted increase or decrease (but not below the number of shares of the series then outstanding) the number of shares of the series subsequent to the issue of that series, and in case the number of shares of any series shall be so decreased the shares constituting the decrease shall resume that status which they had prior to the adoption of the resolution originally fixing the number of shares.

ARTICLE 5.                                                          ACQUISITION OF STOCK

                                                                                                                          [Omitted]

ARTICLE 6.                                                          INCORPORATOR

                                                                                                                          [Omitted]

ARTICLE 7.                                                          BOARD OF DIRECTORS

                                                             A.                                                NUMBER OF DIRECTORS

                                                             The business and affairs of the Corporation shall be managed by or under the direction of a board of directors (the “Board of Directors”). The authorized number of directors shall consist of not fewer than seven nor more than twenty-five directors. Within such limits, the exact number of directors shall be fixed from time to time pursuant to a resolution adopted by a majority of the Continuing Directors (as defined hereinafter in Article 8).

                                                             B.                                                  ELECTION OF DIRECTORS

                                                             Except as otherwise designated pursuant to the provisions of Article 4 relating to the rights of the holders of any class or series of Preferred Stock, the directors of the Corporation shall be elected at the annual meeting of the stockholders.  Notwithstanding the foregoing, directors currently serving the Corporation as members of its classified board of directors shall continue to the completion of their respective terms, at which time election of successors will take place on an annual basis.  Current Class III directors shall continue to serve until the annual meeting of the stockholders in 2008, current Class I Directors shall continue to serve until the 2009 meeting, and current Class II directors shall continue to serve until the 2010 meeting.  Commencing with the annual meeting of stockholders in 2010, all directors shall be elected annually and the Corporation will not have a classified board.  Each director shall hold office until the director’s successor is elected and qualified, or until the director’s earlier resignation, disqualification, or removal from office.

                                                             C.                                                  NEWLY CREATED DIRECTORSHIPS AND VACANCIES

                                                             Except as otherwise designated pursuant to the provisions of Article 4 relating to the rights of the holders of any class or series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the Continuing Directors (as defined hereinafter in Article 8), or if there be no Continuing Directors, by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director, or, in the event of the failure of the Continuing Directors, the directors, or the sole remaining director so to act, by the stockholders at the next election of directors; PROVIDED THAT, if the holders of any class or classes of stock or series thereof of the Corporation, voting separately, are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.  Directors so chosen shall hold office until the director’s successor is elected and qualified or until the director’s earlier resignation, disqualification or removal from office.  A director elected to fill a vacancy by reason of an increase in the number of directorships shall be elected by a majority vote of the directors then in office, although less than a quorum of the Board of Directors, to serve until the director’s successor is elected and qualified or until the director’s earlier resignation, disqualification or removal from office.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                                                             D.                                                 REMOVAL

                                                             A director may be removed only for cause, as determined by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors, which vote may only be taken at a meeting of stockholders (and not by written consent), the notice of which meeting expressly states such purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director’s duty to the Corporation and such adjudication is no longer subject to direct appeal.

ARTICLE 8.                                                          CERTAIN BUSINESS COMBINATIONS

                                                             A.                                                HIGHER VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS

                                                             In addition to any affirmative vote of holders of a class or series of capital stock of the Corporation required by law or the provisions of this Certificate of Incorporation, and except as otherwise expressly provided in Paragraph B of this Article 8, a Business Combination (as hereinafter defined) with, or upon a proposal by, a Related Person (as hereinafter defined) shall be approved only upon the affirmative vote of the holders of at least eighty percent (80%) of the Voting Stock (as hereinafter defined) of the Corporation voting together as a single class, excluding all shares of Voting Stock beneficially owned or controlled by a Related Person. Such affirmative vote shall be required notwithstanding the fact that no vote may be required by law or regulation, or that a lesser percentage may be specified, by law or regulation.

                                                             B.                                                  WHEN HIGHER VOTE IS NOT REQUIRED

                                                             The provisions of Paragraph A of this Article 8 shall not be applicable to any particular Business Combination and such Business Combination shall require only such affirmative vote as is required by law, regulation or any other provision of this Certificate of Incorporation, if all of the conditions specified in any one of the following Subparagraphs (1), (2), or (3) are met:

                                                                                                                          (1)                                               Approval by directors. The Business Combination has been approved by a vote of a majority of the Continuing Directors (as hereinafter defined); or

                                                                                                                          (2)                                               Combination with subsidiary. The Business Combination is solely between the Corporation and a direct or indirect subsidiary of the Corporation and such Business Combination does not have the direct or indirect effect set forth in Paragraph C(2)(e) of this Article 8; or

                                                                                                                          (3)                                               Price and procedural conditions. The proposed Business Combination will be consummated within three years after the date the Related Person became a Related Person (the “Determination Date”) and all of the following conditions have been met:

                                                                                                                                                                                       (a)                                               The aggregate amount of cash and fair market value (as of the date of the consummation of the Business Combination) of consideration other than cash, to be received per share of Common Stock in such Business Combination by holders thereof shall be at least equal to the highest of the following: (i) the highest per share price (with appropriate adjustments for recapitalizations, reclassifications (including stock splits and reverse stock splits), and stock dividends), including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by the Related Person for any shares of Common Stock acquired by it, including those shares acquired by the Related Person before the Determination Date, or (ii) the fair market value of the common stock of the Corporation (as determined by the Continuing Directors) on the date the Business Combination is first proposed (the “Announcement Date”).

                                                                                                                                                                                       (b)                                              The aggregate amount of cash and fair market value (as of the date of the consummation of the Business Combination) of consideration other than cash, to be received per share of any class or series of Preferred Stock in such Business Combination by holders thereof shall be at least equal to the higher of the following: (i) the highest per share price (with appropriate adjustments for recapitalizations, reclassifications (including stock splits and reverse stock splits), and stock dividends), including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by the Related Person for any shares of such class or series of Preferred Stock acquired by it, including those shares acquired by the Related Person before the Determination Date; (ii) the fair market value of such class or series of Preferred Stock of the Corporation (as determined by a majority of the Continuing Directors) on the Announcement Date; and (iii) the highest preferential amount per share of such class or series of Preferred Stock to which the holders thereof would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (regardless of whether the Business Combination to be consummated constitutes such an event).

                                                                                                                                                                                       (c)                                               The consideration to be received by holders of a particular class or series of outstanding Common or Preferred Stock shall be in cash or in the same form as the Related Person has previously paid for shares of such class or series of stock. If the Related Person has paid for shares of any class or series of stock with varying forms of consideration, the form of consideration given for such class or series of stock in the Business Combination shall be either cash or the form used to acquire the largest number of shares of such class or series of stock previously acquired by it.

                                                                                                                                                                                       (d)                                              No Extraordinary Event (as hereinafter defined) occurs after the Related Person has become a Related Person and prior to the consummation of the Business Combination.

                                                                                                                                                                                       (e)                                               A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) is mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required pursuant to such Act or subsequent provisions, although such proxy or information statement need be filed with the Securities and Exchange Commission only if a filing is required by such Act or subsequent provisions) and shall contain at the front thereof in a prominent place the recommendations, if any, of a majority of the Continuing Directors as to the advisability or inadvisability of the Business Combination and of any investment banking firm selected by a majority of the Continuing Directors as to the fairness of the Business Combination from the point of view of the stockholders of the Corporation other than the Related Person.

                                                             C.                                                  CERTAIN DEFINITIONS

                                                             For purposes of this Article 8, and such other Articles of this Certificate of Incorporation that specifically incorporate by reference the definitions contained in this Article 8:

                                                                                                                          (1)                                               “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as the same shall be in effect from time to time.

                                                                                                                          (2)                                               “Business Combination” shall mean any of the following transactions, when entered into by the Corporation or a direct or indirect subsidiary of the Corporation with, or upon a proposal by, a Related Person:

                                                                                                                                                                                       (a)                                               the acquisition, merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation; or

                                                                                                                                                                                       (b)                                              the sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or a series of transactions) of any assets of the

Corporation or any direct or indirect subsidiary of the Corporation having an aggregate fair market value of $10,000,000 or more; or

                                                                                                                                                                                       (c)                                               the issuance or transfer by the Corporation or any direct or indirect subsidiary of the Corporation (in one or a series of transactions) of securities of this Corporation or that subsidiary having an aggregate fair market value of $10,000,000 or more; or

                                                                                                                                                                                       (d)                                              the adoption of a plan or proposal for the liquidation or dissolution of the Corporation or any direct or indirect subsidiary of the Corporation; or

                                                                                                                                                                                       (e)                                               any reclassification of securities (including a stock split or reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving a Related Person) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of, a Related Person in any class or series of capital stock of the Corporation or any direct or indirect subsidiary of the Corporation; or

                                                                                                                                                                                       (f)                                                 any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing or any amendment or repeal of this Article 8.

                                                                                                                          (3)                                               “Continuing Director” shall mean (a) if a Related Person exists, any member of the Board of Directors of the Corporation who is not a Related Person or an Affiliate or Associate of a Related Person and who was a member of the Board of Directors immediately prior to the time that a Related Person became a Related Person, and any successor to a Continuing Director who is not a Related Person or an Affiliate or Associate of a Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors who are then members of the Board of Directors; and (b) if a Related Person does not exist, any member of the Board of Directors.

                                                                                                                          (4)                                               “Extraordinary Event” shall mean, as to any Business Combination and Related Person, any of the following events that is not approved by a majority of the Continuing Directors:

                                                                                                                                                                                       (a)                                               any failure to declare and pay at the regular date therefor any full quarterly dividend (whether or not cumulative) on outstanding Preferred Stock;

or

                                                                                                                                                                                       (b)                                              any reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock); or

                                                                                                                                                                                       (c)                                               any failure to increase the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including a stock split or reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the Common Stock; or

                                                                                                                                                                                       (d)                                              the receipt by the Related Person, after the Determination Date, of a direct or indirect benefit (except proportionately as a stockholder) from any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any direct or indirect subsidiary of the Corporation, whether in anticipation of or in connection with the Business Combination or otherwise.

                                                                                                                          (5)                                               The term “person” shall mean any individual, corporation, partnership, bank, association, joint stock company, trust, syndicate, unincorporated organization or similar company, or a group of “persons” acting or agreeing to act together for the purpose of acquiring, holding, voting or disposing of securities of the Corporation, including any group of “persons” seeking to combine or pool their voting or other interests in the equity securities of the Corporation for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement whether written or otherwise.

                                                                                                                          (6)                                               “Related Person” shall mean any person (other than the Corporation, a direct or indirect subsidiary of the Corporation, or any profit sharing, employee stock ownership or other employee benefit plan of the Corporation or a direct or indirect subsidiary of the Corporation or any trustee of or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as the same shall be in effect from time to time) of more than ten percent (10%) of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such person.

                                                                                                                          (7)                                               “Voting Stock” shall mean all outstanding shares of the Common or Preferred Stock of the Corporation entitled to vote generally in the election of directors.

                                                                                                                          (8)                                               In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash” as used in Paragraphs B(3)(a) and B(3)(b) of this Article 8 shall include the shares of Common Stock and/or the shares of any other class of Preferred Stock retained by the holders of such shares.

                                                                                                                          (9)                                               A majority of the Continuing Directors shall have the power to make all determinations with respect to this Article 8, including, without limitation, the transactions that are Business Combinations, the persons who are Related Persons, the time at which a Related Person became a Related Person, and the fair market value of any assets, securities or other property, and any such determinations of such Continuing Directors shall be conclusive and binding.

                                                             D.                                                 NO EFFECT ON FIDUCIARY OBLIGATIONS OF RELATED PERSONS

                                                             Nothing contained in this Article 8 shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

ARTICLE 9.                                                          ACTION BY WRITTEN CONSENT

                                                             Except for the removal of a director pursuant to Article 7 hereof, any action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation may be taken by written consent without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the stockholders of the Corporation entitled to vote thereon.

ARTICLE 10.                                                    SPECIAL MEETINGS

                                                             Special meetings of the stockholders may only be called by a majority of the Continuing Directors (as defined in Article 8).

ARTICLE 11.                                                    BYLAWS

                                                             Bylaws may be adopted, amended or repealed by (i) the affirmative vote of the holders of at least eighty percent (80%) of the total votes eligible to be cast at a stockholders’ meeting duly called and held or (ii) a resolution adopted by the Board of Directors, including a majority of the Continuing Directors (as defined in Article 8).

ARTICLE 12.                                                    LIMITATION OF DIRECTORS’ LIABILITY

                                                             A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derives any improper personal benefit. If the Delaware Corporation Law is amended after the formation of this Corporation to permit the further elimination or  limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware Corporation Law, as so amended. Any repeal or modification of this Article 12 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE 13.                                                    INDEMNIFICATION

                                                             A.                                                Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a subsidiary thereof or is or was serving at the request of the Corporation, as a director, officer, partner, member or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, partner, member or trustee or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware Corporation Law, as the same exists or may hereinafter be amended (but, in the case of any such amendment to the Delaware Corporation Law, the right to indemnification shall be retroactive only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law prior to such amendment permitted the Corporation to provide), against all expense, liability, and loss (including, without limitation, attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement thereof) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided in Paragraph B hereof with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Paragraph A shall be a contract right and shall include the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that, if the Delaware Corporation Law so requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Paragraph A or otherwise. Such right to indemnification and the payment of expenses incurred in defending a proceeding in advance of the final disposition may be conferred upon any person who is or was an employee or agent of the Corporation or a subsidiary thereof or is or was serving at the request of the Corporation as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, if, and to the extent, authorized by the Bylaws or the Board of Directors, and shall inure to the benefit or his or her heirs, executors and administrators.

                                                             B.                                                  If a claim under Paragraph A of this Article 13 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereinafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including, without limitation, its Board of Directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware Corporation Law, nor an actual determination by the Corporation (including without limitation, its Board of Directors, independent legal counsel, or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                                                             C.                                                  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article 13 shall not be exclusive of any other right to which any person may have or hereinafter acquire under any statute, provision of this Certificate of Incorporation or by the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors, or otherwise.

                                                             D.                                                 The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware Corporation Law.

                                                             E.                                                   Any repeal or modification of the foregoing provisions of this Article 13 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

                                                             F.                                                   If this Article 13 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer of the Corporation as to any expense (including attorneys’ fees), judgment, fine and amount paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article 13 that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE 14.                                                    AMENDMENT OF CERTIFICATE OF INCORPORATION

                                                             The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by law. Notwithstanding the foregoing and in addition to any separate requirements contained in this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the total votes eligible to be cast at a legal meeting shall be required to amend, repeal or adopt any provisions inconsistent with, Articles 5, 7, 8, 9, 10, 11, 12, 13, and this Article 14.

                                                THE UNDERSIGNED, being the Chief Executive Officer of the Corporation, does hereby certify that this Amended and Restated Certificate of Incorporation restates and integrates and further amends the Corporation’s previous Restated Certificate of Incorporation, as amended, and that this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the Delaware Corporation Law, and does hereby make and file this Amended and Restated Certificate of Incorporation.

Dated:  April 23, 2008.

/s/ Lynn A. Nagorske
Lynn A. Nagorske
Chief Executive Officer

Attest:	/s/ Gregory J. Pulles
Gregory J. Pulles
Secretary

CERTIFICATE OF DESIGNATIONS

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

TCF FINANCIAL CORPORATION

TCF Financial Corporation, a corporation organized and existing under the laws of the state of Delaware (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify:

The board of directors of the Corporation (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the certificate of incorporation and bylaws of the Corporation and applicable law, adopted the following resolution on November 12, 2008 creating a series of 361,172 shares of Preferred Stock of the Corporation designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A”.

RESOLVED, that pursuant to the provisions of the certificate of incorporation and the bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1.        Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 361,172.

Part 2.  Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part. 3.       Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a)              “Common Stock” means the common stock, par value $.01 per share, of the Corporation.

(b)              “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c)              “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated

Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d)              “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e)              “Minimum Amount” means $90,293,000.

(f)               “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g)              “Signing Date” means the Original Issue Date.

Part. 4.         Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, TCF Financial Corporation has caused this Certificate of Designations to be signed by James S. Broucek, its Senior Vice President and Treasurer, this 13th day of November 2008.

TCF FINANCIAL CORPORATION

By:	/s/ James S. Broucek
Name: James S. Broucek
Title: Senior Vice President and Treasurer

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ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock.  The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations.  The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a)           “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b)           “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c)           “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(d)           “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e)           “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f)            “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g)           “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h)           “Dividend Period” has the meaning set forth in Section 3(a).

(i)            “Dividend Record Date” has the meaning set forth in Section 3(a).

(j)            “Liquidation Preference” has the meaning set forth in Section 4(a).

(k)           “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l)            “Preferred Director” has the meaning set forth in Section 7(b).

(m)          “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n)           “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o)           “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p)           “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q)           “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r)            “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a)           Rate.  Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any.  Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date.  In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b)           Priority of Dividends.  So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly,  purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date).  The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’

rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.  If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a)           Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b)           Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)           Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)           Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a)           Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b)           No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c)           Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)           Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)           Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f)            Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6.  Conversion.  Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7.  Voting Rights.

(a)           General.  The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)           Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of  Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto.  Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c)           Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)            Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii)           Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii)          Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d)           Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e)           Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8.  Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9.  Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10.  No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11.  Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12.  Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.